Exhibit 4.1

NATIONAL RETAIL PROPERTIES, INC.

as Issuer

to

U.S. BANK NATIONAL ASSOCIATION

as Trustee

Eighteenth Supplemental Indenture

Dated as of March 3, 2020

Supplementing the Indenture dated as of March 25, 1998

$400,000,000

of

2.500% Notes due 2030

and

$300,000,000

of

3.100% Notes due 2050

EIGHTEENTH SUPPLEMENTAL INDENTURE, dated as of March 3, 2020 (this “Eighteenth Supplemental Indenture”), between NATIONAL RETAIL PROPERTIES, INC., formerly known as Commercial Net Lease Realty, Inc., a corporation duly organized and existing under the laws of the State of Maryland (herein called the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor trustee to Wachovia Bank, National Association (formerly First Union National Bank)), a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture, dated as of March 25, 1998 (the “Original Indenture”), as supplemented by Supplemental Indenture No. 1 dated as of March 25, 1998, Supplemental Indenture No. 2 dated as of June 21, 1999, Supplemental Indenture No. 3 dated as of September 20, 2000, Supplemental Indenture No. 4 dated as of May 30, 2002, Supplemental Indenture No. 5 dated as of June 18, 2004, Supplemental Indenture No. 6 dated as of November 17, 2005, the Seventh Supplemental Indenture dated as of September 13, 2006, Supplemental Indenture No. 8 dated as of September 10, 2007, the Ninth Supplemental Indenture dated as of March 4, 2008, the Tenth Supplemental Indenture dated as of July 6, 2011, the Eleventh Supplemental Indenture dated as of August 14, 2012, the Twelfth Supplemental Indenture dated as of April 15, 2013, the Thirteenth Supplemental Indenture dated as of May 14, 2014, the Fourteenth Supplemental Indenture dated as of October 21, 2015, the Fifteenth Supplemental Indenture dated as of December 12, 2016, the Sixteenth Supplemental Indenture dated as of September 14, 2017 and the Seventeenth Supplemental Indenture dated as of September 27, 2018 (together with the Original Indenture, Supplemental Indenture Nos. 1, 2, 3, 4, 5, 6 and 8, the Seventh Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, and this Eighteenth Supplemental Indenture, collectively, the “Indenture”), a form of which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-223141), providing for the issuance from time to time of Debt Securities of the Company (the “Securities”).

The Company has heretofore issued, pursuant to the Indenture, (a) $100,000,000 aggregate principal amount of 7 1/8% Notes due 2008, (b) $100,000,000 aggregate principal amount of 8.125% Notes due 2004, (c) $20,000,000 aggregate principal amount of 8.50% Notes due 2010, (d) $50,000,000 aggregate principal amount of 7.75% Notes due 2012, (e) $150,000,000 aggregate principal amount of 6.25% Notes due 2014, (f) $150,000,000 aggregate principal amount of 6.15% Notes due 2015, (g) $172,500,000 aggregate principal amount of 3.95% Convertible Senior Notes due 2026, (h) $250,000,000 aggregate principal amount of 6.875% Notes due 2017, (i) $234,035,000 aggregate principal amount of 5.125% Convertible Senior Notes due 2028, (j) $300,000,000 aggregate principal amount of 5.500% Notes due 2021, (k) $325,000,000 aggregate principal amount of 3.80% Notes due 2022, (l) $350,000,000 aggregate principal amount of 3.30% Notes due 2023, (m) $350,000,000 aggregate principal amount of 3.90% Notes due 2024, (n) $400,000,000 aggregate principal amount of 4.00% Notes due 2025, (o) $350,000,000 aggregate principal amount of 3.60% Notes due 2026, (p) $400,000,000 aggregate principal amount of 3.50% Notes due 2027, (q) $400,000,000 aggregate principal amount of 4.300% Notes due 2028 and (r) $300,000,000 aggregate principal amount of 4.800% Notes due 2048.

The Company proposes to issue 2.500% Notes due 2030 (the “2.500% Notes”) and proposes to issue 3.100% Notes due 2050 (the “3.100% Notes” and, together with the 2.500% Notes, the “Notes”).

Section 3.1 of the Original Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

Section 9.1(7) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 3.1 of the Original Indenture.

The Pricing Committee of the Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Eighteenth Supplemental Indenture.

All the conditions and requirements necessary to make this Eighteenth Supplemental Indenture, when duly executed and delivered, a valid and legally binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS EIGHTEENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of each of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Indenture.

This Eighteenth Supplemental Indenture amends and supplements and constitutes an integral part of the Original Indenture. None of the provisions of this Eighteenth Supplemental Indenture are intended to apply to any series of Securities issued under the Original Indenture other than the 2.500% Notes and the 3.100% Notes.

SECTION 1.2. Definitions.

For all purposes of this Eighteenth Supplemental Indenture, the following terms shall have the meanings specified except as otherwise expressly provided for or unless the context otherwise requires. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture. All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Eighteenth Supplemental Indenture.

“2.500% Notes” has the meaning given in the Recitals of the Company.

“2.500% Notes Par Call Date” has the meaning specified in Section 2.5 hereof.

“2.500% Notes Reinvestment Rate” means 0.15% plus the arithmetic mean of the yields for the five most recent days published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity for the 2.500% Notes (assuming for this purpose that such maturity occurred on the 2.500% Notes Par Call Date), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence, and the 2.500% Notes Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the 2.500% Notes Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“3.100% Notes” has the meaning given in the Recitals of the Company.

“3.100% Notes Par Call Date” has the meaning specified in Section 2.5 hereof.

“3.100% Notes Reinvestment Rate” means 0.20% plus the arithmetic mean of the yields for the five most recent days published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity for the 3.100% Notes (assuming for this purpose that such maturity occurred on the 3.100% Notes Par Call Date), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence, and the 3.100% Notes Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the 3.100% Notes Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date on which the acquired Person becomes a Subsidiary.

“Annual Debt Service Charge” for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York, New York or in the City of St. Paul, Minnesota are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

“Corporate Trust Office” means the office of the Trustee at which, at any particular time, its corporate trust business for this transaction shall be principally administered, which office at the date hereof is located at 225 Water Street, Seventh Floor, Jacksonville, Florida 32202, and for purposes of the Place of Payment provisions of Sections 3.5 and 10.2 of the Original Indenture, is located at 111 East Fillmore Avenue, St. Paul, Minnesota 55107.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the 2.500% Notes or the 3.100% Notes.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided that solely for purposes of any calculation required by the financial covenants contained herein, “GAAP” shall mean generally accepted accounting principles as used in the United States on the date hereof, applied on a consistent basis.

“Indebtedness” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Company or a Subsidiary which is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value (as determined in good faith by the Board of Directors of the Company) of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a finance lease (but not an operating lease) in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Company or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any 2.500% Note or any 3.100% Note (except for any optional redemption occurring on or after the 2.500% Notes Par Call Date, in the case of the 2.500% Notes, or on or after the 3.100% Notes Par Call Date, in the case of the 3.100% Notes, in accordance with Section 2.5), the aggregate present value as of the date of such redemption or accelerated payment of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption or accelerated payment) on such 2.500% Notes or 3.100% Notes, as applicable, assuming such 2.500% Notes or 3.100% Notes, as applicable, matured on the 2.500% Notes Par Call Date or on or the 3.100% Notes Par Call Date, as applicable, determined by discounting, on a semi-annual basis, such principal and interest at the 2.500% Notes Reinvestment Rate or 3.100% Notes Reinvestment Rate, as applicable (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made).

“Redemption Price” has the meaning specified in Section 2.5 hereof.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Company.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable, right-of-use-assets relating to operating leases and intangibles).

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable, right-of-use assets relating to operating leases and intangibles); provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant requiring the Company and its Subsidiaries to maintain Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of Unsecured Indebtedness on a consolidated basis, all investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other Persons that are not consolidated for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

ARTICLE TWO

THE SERIES OF NOTES

SECTION 2.1. Title of the Securities.

There shall be a series of Securities designated the “2.500% Notes due 2030.” There shall be a series of Securities designated the “3.100% Notes due 2050.”

SECTION 2.2. Limitation on Aggregate Principal Amount.

(a)    The 2.500% Notes shall initially have an aggregate principal amount equal to $400,000,000; provided that the Company may, without the consent of the Holders of any then Outstanding 2.500% Notes, “reopen” this series of Securities so as to increase the aggregate principal amount of 2.500% Notes Outstanding in compliance with the procedures set forth in the Original Indenture, as supplemented by this Eighteenth Supplemental Indenture, including Sections 3.1 and 3.3 of the Original Indenture, so long as any such additional notes have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest) as the 2.500% Notes then Outstanding.

(b)    The 3.100% Notes shall initially have an aggregate principal amount equal to $300,000,000; provided that the Company may, without the consent of the Holders of any then Outstanding 3.100% Notes, “reopen” this series of Securities so as to increase the aggregate principal amount of 3.100% Notes Outstanding in compliance with the procedures set forth in the Original Indenture, as supplemented by this Eighteenth Supplemental Indenture, including Sections 3.1 and 3.3 of the Original Indenture, so long as any such additional notes have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest) as the 3.100% Notes then Outstanding.

(c)    Nothing contained in this Section 2.2 or elsewhere in this Eighteenth Supplemental Indenture, in the 2.500% Notes, or in the 3.100% Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of the 2.500% Notes and the 3.100% Notes under the circumstances contemplated by Sections 3.3, 3.4, 3.5, 3.6, 9.6, 11.7 and 13.5 of the Original Indenture.

SECTION 2.3. Interest and Interest Rates; Maturity Dates of 2.500% Notes and the 3.100% Notes.

(a)    The 2.500% Notes will bear interest at a rate of 2.500% per annum, from March 3, 2020, or from the immediately preceding 2.500% Notes Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2020 (each, a “2.500% Notes Interest Payment Date”), to the Person in whose name such 2.500% Note is registered in the Security Register at the close of business on April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such 2.500% Notes Interest Payment Date (each, a “2.500% Notes Regular Record Date”). Interest on the 2.500% Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b)    The interest so payable on any 2.500% Note which is not punctually paid or duly provided for on any 2.500% Notes Interest Payment Date (“2.500% Notes Defaulted Interest”) shall forthwith cease to be payable to the Person in whose name such 2.500% Note is registered on the relevant 2.500% Notes Regular Record Date, and such 2.500% Notes Defaulted Interest shall instead be payable either (i) to the Person in whose name such 2.500% Note is registered on the Special Record Date for the payment of such 2.500% Notes Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such 2.500% Note not less than 10 days prior to such Special Record Date or (ii) at any time in any other lawful manner in accordance with the Indenture.

(c)    The 3.100% Notes will bear interest at a rate of 3.100% per annum, from March 3, 2020, or from the immediately preceding 3.100% Notes Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2020 (each, a “3.100% Notes Interest Payment Date”), to the Person in whose name such 3.100% Note is registered in the Security Register at the close of business on April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “3.100% Notes Regular Record Date”). Interest on the 3.100% Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(d)    The interest so payable on any 3.100% Note which is not punctually paid or duly provided for on any 3.100% Notes Interest Payment Date (“3.100% Notes Defaulted Interest”) shall forthwith cease to be payable to the Person in whose name such 3.100% Note is registered on the relevant 3.100% Notes Regular Record Date, and such 3.100% Notes Defaulted Interest shall instead be payable either (i) to the Person in whose name such 3.100% Note is registered on the Special Record Date for the payment of such 3.100% Notes Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such 3.100% Note not less than 10 days prior to such Special Record Date or (ii) at any time in any other lawful manner in accordance with the Indenture.

(e)    If any 2.500% Notes Interest Payment Date, 3.100% Notes Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such 2.500% Notes Interest Payment Date, 3.100% Notes Interest Payment Date or Stated Maturity, as the case may be.

(f)    The 2.500% Notes will mature on April 15, 2030. The 3.100% Notes will mature on April 15, 2050.

SECTION 2.4. Limitations on Incurrence of Indebtedness.

(a)    The Company will not, and will not permit any Subsidiary to, incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(b)    In addition to the limitation set forth in subsection (a) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(c)    In addition to the limitations set forth in subsections (a) and (b) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(d)    The Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis.

(e)    For purposes of this Section 2.4, Indebtedness shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

SECTION 2.5. Redemption.

The 2.500% Notes may be redeemed prior to January 15, 2030 (the “2.500% Notes Par Call Date”) and the 3.100% Notes may be redeemed prior to October 15, 2049 (the “3.100% Notes Par Call Date”), at the option of the Company, at any time in whole or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2.500% Notes or 3.100% Notes, as applicable, being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to such 2.500% Notes or 3.100% Notes, as applicable, plus accrued and unpaid interest thereon to, but not including the redemption date; provided, however, that if the Company redeems the 2.500% Notes on or after the 2.500% Notes Par Call Date or redeems the 3.100% Notes on or after the 3.100% Notes Par Call Date, the redemption price will equal 100% of the principal amount of the 2.500% Notes or 3.100% Notes, as applicable, to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date (such amount computed under this Section 2.5, the “Redemption Price”). Notice of any optional redemption of all or any portion of the 2.500% Notes or 3.100% Notes then outstanding shall be given to Holders at their addresses, as shown in the Security Register, not less than 15 days nor more than 60 days prior to the Redemption Date.

SECTION 2.6. Place of Payment.

The Place of Payment where the 2.500% Notes or the 3.100% Notes may be presented or surrendered for payment, where the 2.500% Notes or the 3.100% Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the 2.500% Notes or the 3.100% Notes and the Indenture may be served shall be in the City of St. Paul, Minnesota, and the office or agency for such purpose shall initially be located at U.S. Bank National Association, 111 East Fillmore Avenue, St. Paul, Minnesota 55107.

SECTION 2.7. Method of Payment.

Payment of the principal of and interest on the 2.500% Notes and the 3.100% Notes will be made at the office or agency of the Company maintained for that purpose (which shall initially be an office or agency of the Trustee), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payments of principal and interest on the Notes (other than payments of principal and interest due at Stated Maturity) may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto located within the United States; provided, that such Person owns 2.500% Notes or 3.100% Notes, as applicable, in an aggregate principal amount of at least $1,000,000 and such Person makes a written request therefor for the appropriate 2.500% Notes Interest Payment Date or 3.100% Notes Interest Payment Date.

SECTION 2.8. Currency.

Principal and interest on the 2.500% Notes and the 3.100% Notes shall be payable in Dollars.

SECTION 2.9. Registered Securities; Global Form.

The 2.500% Notes and the 3.100% Notes shall be issuable and transferable in fully registered form as Registered Securities, without coupons. The 2.500% Notes and the 3.100% Notes shall each be issued in the form of one or more permanent Global Securities. The depository for the 2.500% Notes and the 3.100% Notes shall initially be The Depository Trust Company (“DTC”). The 2.500% Notes and the 3.100% Notes shall not be issuable in definitive form except as provided in Section 3.5 of the Original Indenture.

SECTION 2.10. Forms of Notes.

The 2.500% Notes shall be substantially in the form attached as Exhibit A hereto. The 3.100% Notes shall be substantially in the form attached as Exhibit B hereto. The provisions of such Exhibits are incorporated by reference herein.

SECTION 2.11. Registrar and Paying Agent.

The Trustee shall initially serve as Registrar and Paying Agent for the 2.500% Notes and the 3.100% Notes.

SECTION 2.12. Defeasance.

The provisions of Sections 14.2 and 14.3 of the Original Indenture, together with the other provisions of Article XIV of the Original Indenture, shall be applicable to the 2.500% Notes and the 3.100% Notes. The provisions of Section 14.3 of the Original Indenture shall apply to the covenants set forth in Section 2.4 of this Eighteenth Supplemental Indenture and to those covenants specified in Section 14.3 of the Original Indenture.

SECTION 2.13. Waiver of Certain Covenants.

Notwithstanding the provisions of Section 10.11 of the Original Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 10.4 to 10.8, inclusive, of the Original Indenture, with Section 2.4 of this Eighteenth Supplemental Indenture and with any other term, provision or condition with respect to the 2.500% Notes or the 3.100% Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of the 2.500% Notes or the 3.100% Notes, as applicable), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding 2.500% Notes or 3.100% Notes, as applicable, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

SECTION 2.14. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to Notes of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding series of such Notes may declare the greater of the principal amount of and the Make-Whole Amount with respect to such series of Notes, in each case, plus all accrued and unpaid interest thereon, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such amount shall become immediately due and payable.

SECTION 2.15. Event of Default.

(a)    If an Event of Default pursuant to Section 5.1(6) or 5.1(7) of the Original Indenture shall have occurred, the greater of the principal amount of, and the Make-Whole Amount with respect to, together with, in each case, accrued and unpaid interest on, all Outstanding 2.500% Notes and 3.100% Notes shall become due and payable without any declaration or other act on the part of the Trustee or of the Holders.

(b)    For purposes of the 2.500% Notes and the 3.100% Notes, Section 5.1(5) of the Original Indenture is hereby deleted in its entirety.

(c)    For purposes of the 2.500% Notes and the 3.100% Notes, Event of Default shall also include a default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $50,000,000, whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given written notice, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities represented by the 2.500% Notes or 3.100% Notes, as applicable, a written notice specifying such default and requiring the Company to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however, that for purposes of this Section 2.15(c), (i) $50,000,000 shall be replaced by $10,000,000 for so long as any of the Securities issued pursuant to any of Supplemental Indenture Nos. 1, 2, 3, 4, 5, 6 and 8, the Seventh Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture to the Original Indenture are Outstanding and (ii) $50,000,000 shall be replaced by $25,000,000 for so long as any of the Securities issued pursuant to the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture and the Seventeenth Supplemental Indenture to the Original Indenture are Outstanding.

(d)    For purposes of the 2.500% Notes and the 3.100% Notes, upon cancellation by the Trustee of all Outstanding Securities issued pursuant to each of Supplemental Indenture Nos. 1, 2, 3, 4, 5, 6 and 8, the Seventh Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture to the Original Indenture, the provisions of Section 5.1(8) of the Original Indenture shall cease to exist and shall be of no further effect.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1. Ratification of Original Indenture.

Except as expressly modified or amended hereby, the Original Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.2. Fiscal Year.

The Company shall notify the Trustee of its fiscal year and any change thereof.

SECTION 3.3. Governing Law.

This Eighteenth Supplemental Indenture and each 2.500% Note and 3.100% Note shall be governed by and construed in accordance with the laws of the State of New York. This Eighteenth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.4. Counterparts.

This Eighteenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

NATIONAL RETAIL PROPERTIES, INC., as Issuer

By:	/s/ Kevin B. Habicht
Kevin B. Habicht
Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sheryl Lear
Sheryl Lear
Vice President